Exhibit 99.1

UNITED REFINING COMPANY ANNOUNCES

SECOND FISCAL QUARTER AND SIX MONTHS OPERATING RESULTS

Warren, PA. APRIL 14/PRNewswire/—United Refining Company, a leading regional refiner and marketer of petroleum products, announces operating results for the second fiscal quarter and six month period ended February 28, 2015.

The Company continues to be impacted by the volatility in petroleum markets in fiscal 2015. NYMEX crude prices decreased $55 per barrel or 54% from August 31, 2014 to February 28, 2015. This decrease in crude price is reflected in decreased selling prices and subsequent net sales for the Company.

Net sales for the fiscal quarter ended February 28, 2015 decreased $192.8 million, or 24.9%, to $580.9 million from $773.7 million for the fiscal quarter ended February 28, 2014. Net sales for the six months ended February 28, 2015 decreased $259.8 million, or 15.6%, to $1,405.6 million from $1,665.4 million for the six months ended February 28, 2014.

Net income for the fiscal quarter ended February 28, 2015 was $1.6 million, a decrease of $56.1 million from net income of $57.7 million for the fiscal quarter ended February 28, 2014. Net income for the six months ended February 28, 2015 was $19.2 million, a decrease of $37.4 million from net income of $56.6 million for the six months ended February 28, 2014.

Earnings before interest, taxes, depreciation and amortization (EBITDA)1 on a LIFO basis for the fiscal quarter ended February 28, 2015 was $20.1 million, a decrease of $88.5 million from $108.6 million for the fiscal quarter ended February 28, 2014. EBITDA on a LIFO basis for the six months ended February 28, 2015 was $66.3 million, a decrease of $54.5 million from $120.8 million for the six months ended February 28, 2014.

As of February 28, 2015, the Company’s liquidity position included $60.0 million of cash and cash equivalents and there were no borrowings against the $175.0 million Revolving Credit Facility.

[1]	United Refining Company uses the term EBITDA or Earnings Before Interest, Income Taxes, Depreciation and Amortization, which is a term not defined under United States Generally Accepted Accounting Principles. The Company uses this term because it is a widely accepted financial indicator utilized to analyze and compare companies on the basis of operating performance and is used to calculate certain debt coverage ratios included in several of the Company’s debt agreements. See reconciliation of EBITDA to net income in table set forth below. The Company’s method of computation of EBITDA may or may not be comparable to other similarly titled measures used by other companies.

UNITED REFINING COMPANY

(dollars in thousands)

	Three Months Ended		Six Months Ended
	February 28,		February 28,
	2015	2014	2015	2014
	Unaudited		Unaudited

Net Sales	$580,904	$773,719	$1,405,601	$1,665,434
Operating Income	$10,792	$101,837	$46,931	$107,251
Net Income	$1,603	$57,670	$19,217	$56,583
Income Tax Expense	$1,008	$36,865	$12,267	$36,168
EBITDA - LIFO Basis (A)	$20,117	$108,649	$66,338	$120,812

(A)	EBITDA Reconciliation

UNITED REFINING COMPANY

(dollars in thousands)

	Three Months Ended		Six Months Ended
	February 28,		February 28,
	2015	2014	2015	2014
	Unaudited		Unaudited

Net Income	$1,603	$57,670	$19,217	$56,583
Interest Expense	6,674	6,667	13,363	13,317
Income Tax Expense	1,008	36,865	12,267	36,168
Depreciation	5,245	5,083	10,459	10,147
Amortization	5,587	2,364	11,032	4,597
EBITDA – LIFO Basis	$20,117	$108,649	$66,338	$120,812
LIFO Inventory Adjustment	(79,172)	(37,095)	(110,986)	(51,314)

EBITDA – FIFO Basis	$(59,075)	$71,554	$(44,648)	$69,498

United operates a 70,000 bpd refinery in Warren, Pennsylvania. In addition to its wholesale markets, the Company also operates 356 Kwik Fill® / Red Apple® and Country Fair® retail gasoline and convenience stores located primarily in western New York and western Pennsylvania.

Certain statements contained in this release are forward looking, such as statements regarding the Company’s plans and strategies or future financial performance. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge, investors and prospective investors are cautioned that such statements are only projections and that actual events or results may differ materially from those expressed in any such forward-looking statements. In addition, the Company’s actual consolidated quarterly or annual operating results have been affected in the past, or could be affected in the future, by additional factors, including, without limitation, general economic, business and market conditions; environmental, tax and tobacco legislation or regulation; volatility of gasoline prices, margins and supplies; merchandising margins; customer traffic, weather conditions; labor costs and the level of capital expenditures.

Company Contacts:	John A. Catsimatidis, Chairman and CEO Telephone: (212) 956-5803.
James E. Murphy, Chief Financial Officer Telephone: (814) 723-1500.